EXHIBIT 99.1

SELLAS Life Sciences Provides Business Update and Reports Second Quarter 2019 Financial Results

–	Multiple Clinical Milestones and Data Sets Expected by Year End / Q1 2020 -

–	Company to Host its First R&D Investor Day in Q4 2019 -

NEW YORK, August 14, 2019 -- SELLAS Life Sciences Group, Inc. (Nasdaq:SLS) (“SELLAS” or the “Company”), a late-stage biopharmaceutical company focused on the development of novel cancer immunotherapies for a broad range of cancer indications, today provided a corporate update and reported financial results for the quarter ended June 30, 2019.

“In recent months, we have made clinical advancements across our pipeline of novel cancer peptide vaccines, particularly with our program for galinpepimut-S (GPS) in combination with anti-PD-1 therapies where we believe these treatments may be synergistic, ,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. “As we look forward, we anticipate the following key milestones during the remainder of the year: (i) initiation of our Phase 3 registrational study of GPS in patients with acute myeloid leukemia (AML), (ii) first patient dosed in the investigator-sponsored study of GPS in combination with nivolumab in patients with malignant pleural mesothelioma (MPM), and (iii) initial clinical data from our Phase 2 trial of nelipepimut-S (NPS) in ductal carcinoma in situ (DCIS). Additionally, in the first quarter of 2020, initial clinical data is expected from our Phase 1/2 basket study of GPS in combination with KEYTRUDA® (pembrolizumab).”

Dr. Stergiou added, “Importantly, with our recent follow-on offering, we strengthened our balance sheet in order to support our clinical development programs through what we believe will be value-creating inflection points. We look forward to hosting our first R&D Investor Day in November where we will present our GPS immunotherapy programs in greater detail, particularly the Phase 3 AML study, and key opinion leaders will discuss the current treatments of solid tumors and hematologic malignancies and the potential role of GPS in treating these devastating diseases.”

Recent Pipeline Highlights

•	Galinpeptimut-S (GPS) Program

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The Company’s planned Phase 3 registrational randomized, open-label study comparing GPS in the maintenance setting to investigators’ choice of best available treatment in adult AML patients who have achieved hematologic complete remission, with or without thrombocytopenia (CR2/CR2p), after second-line antileukemic therapy and who are deemed ineligible for or unable to undergo allogeneic stem-cell transplantation is expected to be initiated in the fourth quarter of 2019.

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In July 2019, the Company announced the dosing of the first patient in its Phase 1/2 open-label, non-comparative, multicenter, multi-arm study of GPS in combination with Merck’s anti-PD-1 therapy, pembrolizumab, in patients with selected WT1-positive advanced cancers, including both solid tumors and hematologic malignancies. The study is initially evaluating patients with ovarian cancer (second or third line) and colorectal cancer (third or fourth line), to be followed by patients with AML who are unable to attain deeper morphological response than partial on hypomethylating agents and who are not eligible for allogeneic hematopoietic stem cell transplant and patients with triple negative breast cancer (TNBC) (second line), and small cell lung cancer (second line).  The primary endpoints of this study include safety and overall response rate, and secondary endpoints include progression-free survival, overall survival and immune response correlates. Initial clinical data is expected from the study in the first quarter of 2020.

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In April 2019, the Company announced an agreement with Memorial Sloan Kettering Cancer Center to conduct an investigator-sponsored clinical trial of GPS in combination with Bristol-Myers Squibb’s anti-PD-1 therapy, nivolumab, in patients with MPM. The Phase 1 open-label clinical study will enroll patients with MPM who harbor relapsed or refractory disease after having received frontline standard of care multimodality therapy with study drug provided by both SELLAS and Bristol-Myers Squibb.

◦	In April 2019, SELLAS was granted its first licensed patent in China, covering additional analog peptides of the Wilms’ tumor oncogene protein (WT1), shown to induce enhanced T cell responses.

•	Nelipepimut-S (NPS) Program

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In August 2019, SELLAS announced completion of enrollment in a Phase 2 investigator-sponsored trial of NPS in combination with granulocyte-macrophage colony-stimulating factor (GM-CSF) in women with DCIS of the breast who are HLA-A2+ or A3+ positive, express HER2 at IHC 1+, 2+, or 3+ levels, and are pre- or post-menopausal. The Phase 2 trial is sponsored and operated by the National Cancer Institute to study NPS’ potential clinical effects in earlier-stage disease. The primary endpoint of the trial is the difference in the frequency of newly induced NPS-cytotoxic T lymphocytes (CTL; CD8+ T-cell) in peripheral blood between the two arms of the study, using a dextramer assay. Initial data from this trial is expected by the end of 2019.

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In June 2019, immune response data from a preplanned analysis in the cohort of patients with TNBC from the prospective, randomized, single-blinded, controlled Phase 2b independent investigator-sponsored clinical trial of NPS +/- trastuzumab (Herceptin®) targeting HER2 low-expressing breast cancer patients were presented at the 55th Annual ASCO Meeting. The data showed highly clinically indicative increases in immune responses in the NPS plus trastuzumab patients as compared to the trastuzumab-alone arm.

Recent Corporate Highlights

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In June 2019, SELLAS announced the closing of an underwritten public offering of (i) 26,367,200 shares of common stock together with common stock warrants (common warrants) to purchase 26,367,200 shares of common stock and (ii) 73,632,800 pre-funded warrants, with each pre-funded warrant exercisable for one share of common stock, together with common warrants to purchase 73,632,800 shares of common stock, for net proceeds of approximately $13.4 million.

R&D Investor Day Scheduled

The Company will host its first R&D Investor Day in New York, NY on Friday, November 15, 2019. The agenda includes updates regarding the GPS Phase 3 AML clinical trial and Phase 1/2 basket study in combination with pembrolizumab, and scientific discussions from key opinion leaders in cancer immunotherapeutics, including Dr.  Hagop M. Kantarjian, MD, Professor and Chair of the Department of Leukemia at the University of Texas MD Anderson Cancer Center, and principal investigator of the Phase 3 AML clinical trial.

Second Quarter 2019 Financial Results

Cash Position: As of June 30, 2019, cash and cash equivalents totaled approximately $12.8 million, which includes the net proceeds of approximately $13.4 million from the Company’s underwritten public offering of shares of common stock and pre-funded warrants and accompanying common stock warrants to purchase shares of common stock consummated in June 2019.

R&D Expenses: Research and development expenses were $1.4 million for the second quarter of 2019, as compared to $1.6 million for the second quarter of 2018. The $0.2 million decrease was primarily attributable to a $0.5 million decrease in personnel related expenses due to reduced headcount and a $0.3 million decrease in outsourced clinical and regulatory consulting services. These decreases were partially offset by a $0.5 million increase in clinical trial expenses related to the Company’s ongoing basket trial of GPS in combination with pembrolizumab and a $0.1 million increase in licensing fees. Research and development expenses for the six months ended June 30, 2019 were $3.2 million, as compared to $3.4 million for the same period in 2018. The decrease of $0.2 million was primarily attributable to a $0.8 million decrease in personnel related expenses resulting from reduced headcount, partially offset by a $0.3 million increase in clinical trial expenses for the GPS basket trial and an increase of $0.3 million in licensing fees.

G&A Expense: General and administrative expenses were $2.6 million for the second quarter of 2019, as compared to $4.9 million for the second quarter of 2018. The $2.3 million decrease was primarily due to a $1.3 million decrease in legal fees, a $0.4 million decrease in public company costs, a $0.3 million decrease in personnel related expenses due to reduced headcount and a $0.3 million decrease in other expenses. General and administrative expenses for the first half of 2019 were $5.1 million, as compared to $8.8 million for the six months ended June 30, 2018. The $3.7 million decrease during the period was primarily related to a $1.8 million decrease in legal fees, a $0.5 million decrease in public company costs, a $0.4 million decrease in accounting and audit fees, a $0.3 million decrease in personnel related expenses due to reduced headcount, a $0.3 million decrease in outsourced consulting fees and a $0.4 million decrease in other expenses.

Net Loss: Net loss attributable to common stockholders was $4.1 million for the second quarter of 2019, or a basic and diluted loss per share attributable to common stockholders of $0.13, as compared to a net loss attributable to common stockholders of $8.5 million for the second quarter of 2018, or a basic and diluted loss per share attributable to common stockholders of $1.26. Net loss attributable to common stockholders was $9.1 million for the six months ended June 30, 2019, or a basic and diluted loss per share attributable to common stockholders of $0.33, as compared to a net loss attributable to common stockholders of $18.5 million for the six months ended June 30, 2018, or a basic and diluted loss per share attributable to common stockholders of $2.89.

Keytruda® and Herceptin® are registered trademarks of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, N.J., USA, and Genentech, Inc., respectively, and are not trademarks of SELLAS. The manufacturers of these brands are not affiliated with and do not endorse SELLAS or its products.

About SELLAS Life Sciences Group, Inc.

SELLAS is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. SELLAS’ second product candidate, NPS, is a HER2-directed cancer immunotherapy being investigated for the prevention of the recurrence of breast cancer after standard of care treatment in the adjuvant setting.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the Company’s plans for further development of GPS and NPS, including the timing of clinical results. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with immune-oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 22, 2019 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contacts:
Will O’Connor
Stern Investor Relations, Inc.
212-362-1200
ir@sellaslife.com

Investors Relations
SELLAS Life Sciences Group, Inc.
917.438.4353
info@sellaslife.com